Exhibit 99.1

                                                      COMPANY CONTACT:

                                                      Rhonda F. Rhyne, President
                                                      rrhyne@cardiodynamics.com
                                                      800-778-4825 Ext. 1013

            CARDIODYNAMICS REPORTS FIRST FISCAL QUARTER 2007 RESULTS

             COMPANY POSTS 10% REVENUE GROWTH OVER PRIOR YEAR PERIOD

SAN DIEGO, CA--April 10, 2007--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today reported financial results for fiscal first quarter 2007.

HIGHLIGHTS OF FIRST QUARTER 2007 COMPARED WITH FIRST QUARTER 2006

--   Net sales increased 10% to $7.2 million, from $6.5 million

--   ICG revenue increased 15% to $4.7 million, from $4.1 million

-- Net loss improved 52%, with a loss of $1.7 million, ($0.03) per diluted share, from a loss of $3.5 million, or ($0.07) per diluted share

--   Operating cash usage decreased 59% to $288,000, from $711,000

-- Cash and short-term investments increased 56% to $4.2 million, compared with $2.7 million

-- Installed base of BioZ monitors and modules increased 13% to over 7,000 units, from 6,250

ADDITIONAL KEY OPERATING RESULTS FOR THE FIRST QUARTER 2007

-- International revenue grew 14% to $505,000, from $443,000 in the first quarter of 2006

-- Total sensor revenue was $4.0 million, representing 55% of sales, up from $3.9 million, or 60% of sales in the first quarter of 2006

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--   Overall gross profit margin was 59%, compared with 56% in the first quarter of 2006

--   ICG gross profit margin was 74%, compared with 68% in the first quarter of
     2006

-- Operating expenses were reduced 20% to $5.6 million, down from $7.0 million in the first quarter of 2006

-- ICG device sales totaled 138 units, including 122 ICG monitors, 81 of which were BioZ Dx systems, 23 BioZ monitors, and 18 Medis ICG monitors, compared with 138 units in first quarter of 2006

-- Field headcount totaled 64 field associates, including 32 U.S. territory managers and 23 clinical application specialists, compared with 62 field associates in first quarter 2006 including 38 territory managers and 15 clinical application specialists.

FIRST QUARTER 2007 OPERATING RESULTS DISCUSSION

The Company reported a net sales increase of 10% to $7.2 million, resulting from 15% growth in the ICG business compared with the first quarter last year. ICG growth was primarily driven by a 20% productivity improvement in capital equipment sales by territory managers over the first quarter of 2006.

Total sensor revenue was $4.0 million, with ICG sensor revenue stable at $1.5 million, and ECG sensor revenue growing 2% to $2.5 million from $2.4 million in the first quarter of 2006. As a result of the clinical sales team's focused customer service efforts, ICG recurring revenue stabilized following disruptions caused by Medicare's hypertension policy decisions. ECG revenue growth in the quarter was impacted due to severe weather in the Northeast during February, resulting in an order backlog increase of 13% during the quarter.

Overall gross margin percentage increased 3% to 59%, largely due to the improved mix of ICG business revenue and ICG gross profit margin increasing 6% to 74%. The ICG margin improvement was primarily due to a 12% higher net average sales price per unit, increased overhead absorption on higher overhead rate and reduced inventory reserve requirements. This was partially offset by a 6% decrease in the ECG gross margin to 30% as a result of higher material costs and increased discounts to group purchasing organizations.

The 20% lower operating costs were primarily due to a decrease in general and administrative expenses during the period, the majority of which was driven by regulatory compliance costs associated with Section 404 of the Sarbanes-Oxley Act being incurred earlier in the year and lower year-end audit fees. In addition, there were 10% fewer employees resulting from a March 2006 corporate restructuring as well as reduced bad debt expense resulting from strong accounts receivable collections during the quarter. Reduced operating expenses helped drive operating cash usage down 59% to $288,000, and improved the net loss by 52%, to $1.7 million, ($0.03) per diluted share.

CEO COMMENTS AND OUTLOOK

Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, "We were encouraged by the 10% overall revenue growth and 15% growth in the ICG business, our first quarterly year over year revenue growth in the past seven quarters. The 20% increase in territory manager productivity was an important contributor to top line growth and is a result of the changes we made early last year in our direct sales model and sales management team; improved sales training; increased clinical sales headcount; and focused attention on customer service. The 20% reduction in operating expenses and the ongoing reduction in cash utilization and net losses are positive effects of the difficult, but necessary, two-year restructuring of our business following the changes in Medicare's hypertension policy. Our employees have passionately labored as a team to stabilize our business, address the concerns of customers who bought under the original Medicare policy and further penetrate the market through educating the medical community on our latest clinical studies and the clinical value of our technology."

Perry continued, "In our first fiscal quarter, we were pleased to commence enrollment in our landmark PREVENT-HF trial, a 35-center heart failure trial which, if positive, has the potential to place ICG into heart failure treatment guidelines. Moreover, our sole source, three-year contract with Premier Purchasing Partners, a leading health care group purchasing organization, has the potential to add $1 million annually of additional revenue to our ECG business. Lastly, with additional field sales and clinical personnel added over the past two quarters, we look forward to continuing our positive trends and turning stabilization of the business into sustainable growth."

CONFERENCE CALL INFORMATION

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' first quarter 2007 results in a conference call tomorrow, Tuesday April 10, 2007, at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company's website at www.cdic.com or at http://phx.corporate-ir.net/playerlink.zhtml?c=86923&s=wm&e=1519695

ABOUT CARDIODYNAMICS

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT

Except for historical and factual information contained herein, this press release contains forward-looking statements, such as publication of clinical trials, new Premier contract revenue expectations, business stabilization and sustainable growth, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

CardioDynamics International Corporation

                 In thousands, except per share data (unaudited)

                                                          Three Months Ended
                                                             February 28,
                                                     ----------------------------
Selected Consolidated Operational Results                2007           2006
--------------------------------------------------   ------------    ------------
Net Sales                                            $      7,211    $      6,528
Cost of Sales                                               2,958           2,876
                                                     ------------    ------------
Gross Margin                                                4,253           3,652
Research and Development                                      534             608
Selling and Marketing                                       3,739           4,568
General and Administrative                                  1,219           1,729
Amortization of Intangible Assets                             152             119
                                                     ------------    ------------
Loss from Operations                                       (1,391)         (3,372)

Other Expense, net                                           (203)            (79)
                                                     ------------    ------------
Loss before Income Taxes and  Minority Interest            (1,594)         (3,451)
Minority Interest                                             (14)             (6)
Income Tax Provision                                          (54)            (29)
                                                     ------------    ------------
Net Loss                                             $     (1,662)   $     (3,486)
                                                     ============    ============
Net Loss  per Common Share:

     Basic and Diluted                               $      (0.03)   $      (0.07)
                                                     ============    ============
Weighted-Average Number of Shares Used in
Per Share Calculation:

     Basic and Diluted                                     48,831          48,804
                                                     ============    ============

                                                     February 28,   November 30,
Selected Consolidated Balance Sheet Data                 2007           2006         Change
--------------------------------------------------   ------------   ------------   ------------
Cash, Cash Equivalents and Short-term Investments    $      4,156   $      4,729            (12)%
Accounts Receivable, net                                    4,231          5,520            (23)%
Inventory, net                                              4,642          4,239             10%
Current Assets                                             14,124         15,517             (9)%
Long-term Assets                                           20,727         20,871             (1)%
Total Assets                                               34,851         36,388             (4)%
Current Liabilities                                         5,947          5,884              1%
Long-term Liabilities                                       4,754          4,796             (1)%
Total Liabilities                                          10,701         10,680              0%
Minority Interest                                             329            302              9%
Shareholders' Equity                                       23,821         25,406             (6)%